Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
SECOND QUARTER FINANCIAL RESULTS

Executing on Genco’s Strategic Growth Initiatives Through the Acquisition of Six Modern, Fuel Efficient Capesize and Ultramax Vessels

Accessed Commercial Bank Financing and the Capital Markets with a New Credit Facility and the Successful Completion of a $116 Million Equity Offering

New York, New York, August 8, 2018 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the transportation of major and minor bulk commodities globally, today reported its financial results for the three months and six months ended June 30, 2018.

The following financial review discusses the results for the three and six months ended June 30, 2018 and June 30, 2017.

Second Quarter 2018 and Year-to-Date Highlights

•	Agreed to acquire a total of six high specification, fuel efficient Capesize and Ultramax vessels, specifically:
o
In June 2018, we agreed to acquire two 2015 Chinese built 180,000 Capesize vessels, one 2016 Japanese built Ultramax vessel and one 2014 Chinese built Ultramax vessel for an en bloc purchase price of approximately $141 million

o	In July 2018, we agreed to acquire two 2016 South Korean built 180,000 dwt Capesize vessels for an en bloc purchase price of approximately $98 million
•	Received a commitment for a five-year senior secured credit facility with an estimated aggregate principal amount of approximately $107 million to partially finance or refinance these acquisitions
•	Completed a common stock offering for gross proceeds of $115.7 million
o	Issued 7,015,000 new shares, which included the exercise in full of the underwriters’ option to purchase up to 915,000 shares of common stock
o	As a result, 41,547,004 shares of common stock were outstanding following completion of the offering

•
Entered into agreements for the sale of three 1990s-built vessels, including one Panamax, the Genco Surprise and two Handysizes, the Genco Explorer and the Genco Progress, as part of our fleet renewal program

•	Closed a senior secured term loan facility with an aggregate principal amount of $460 million to -
o	Refinance our four prior credit facilities and
o	Provide the Company with added flexibility in regards to vessel acquisitions, additional indebtedness and potential dividends
•	Recorded a net loss of $1.1 million for the second quarter of 2018
o	Basic and diluted loss per share of $0.03
•	Adjusted net income of $3.6 million or adjusted basic and diluted earnings per share of $0.10, after excluding:
o	$4.5 million for the extinguishment of debt associated with the $460 Million Credit Facility refinancing and
o	$0.2 million of non-cash impairment charges related to the sale of the Genco Surprise[1]
•	Net revenue (voyage revenues minus voyage expenses and charter hire expenses) totaled $59.7 million during Q2 2018, nearly 35% higher than the same period of 2017
•	Time charter equivalent (“TCE”) increased to $10,964 for Q2 2018 marking a year-over-year improvement of 31%
•	Maintained low daily vessel operating expenses (“DVOE”) of $4,344 per vessel per day during Q2 2018 highlighting our industry leading low-cost structure
o	Costs remained under our 2018 budget without sacrificing our high safety and maintenance standards
•	Recorded EBITDA of $22.9 million during Q2 2018
o	Adjusted EBITDA of $27.6 million, after excluding $4.5 million and $0.2 million of debt extinguishment and non-cash impairment charges, respectively[1]

1 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

John C. Wobensmith, Chief Executive Officer, commented, “We continued to benefit from our strengthened commercial platform in the second quarter while further implementing our strategy to position Genco to more fully capitalize on a robust drybulk market. Drawing on Genco’s strong access to the capital markets and our long-standing relationships with our leading bank group, we completed a successful capital raise and arranged for two new credit facilities. Based on this success, we took advantage of the opportunity to further strengthen and grow our fleet and enhance the Company’s earnings power. We are pleased to have identified and acquired six modern, fuel efficient Capesize and Ultramax vessels which we anticipate will be delivered to us during the seasonally stronger second half of the year. We believe this is an attractive entry point in the cycle given the earnings environment for both of these sectors, strong demand for drybulk commodities, and multi-decade low vessel supply growth rates.”

Vessel Acquisitions and Fleet Renewal Program

Genco has agreed to acquire six high specification, fuel efficient Capesize and Ultramax vessels. Specifically, in June 2018, we agreed to acquire two 2015 Chinese built 180,000 Capesize vessels, one 2016 Japanese built Ultramax vessel and one 2014 Chinese built Ultramax vessel for an en bloc purchase price of approximately $141 million. Furthermore, in July 2018, we agreed to acquire two 2016 South Korean built 180,000 dwt Capesize vessels for an en bloc purchase price of approximately $98 million. On July 26th, 2018, we took delivery of the Genco Weatherly, a 2014-built 61,000 dwt Ultramax vessel. The remaining five acquisition vessels are scheduled to be delivered to the Company by the end of the third quarter of 2018.

Regarding our fleet renewal program announced earlier in the year, we have agreed to sell three older vessels consisting of the Genco Surprise, a 1998-built Panamax vessel which delivered to buyers on August 7, 2018, and the Genco Explorer and Genco Progress, two 1999-built Handysize vessels. These vessels were scheduled to drydock in 2018 and 2019. As a result of the sale, Genco will save anticipated drydocking and ballast water treatment system installation costs of approximately $4.7 million. There will be no debt repayment associated with the sale of these three vessels as they are unencumbered as part of the $460 Million Credit Facility refinancing.

Following the acquisition of the six vessels we have agreed to acquire and the sale of three vessels we have agreed to sell, our fleet will consist of 63 vessels with a carrying capacity of 5,400,000 dwt. On a per sector basis, the fleet will consist of 17 Capesize, five Panamax, six Ultramax, 21 Supramax, one Handymax and 13 Handysize vessels with an average age of 9.2 years, representing an over one year reduction in average age from 10.3 years for the prior fleet composition of 60 vessels before any of the recent sale and purchase activity.

Credit Facility Update

$460 Million Credit Facility
On June 5, 2018, the Company closed a previously announced five-year senior secured credit facility in an aggregate principal amount of up to $460 million. Proceeds from this credit facility were used, together with cash on hand, to refinance all of the Company’s prior credit facilities into one facility and pay down the debt on the oldest seven vessels in Genco’s fleet.

The $460 Million Credit Facility lowers Genco’s interest costs through improved pricing, eliminates near-term refinancing risk by extending loan maturity to 2023, establishes an attractive amortization profile and enhances the Company’s flexibility to execute its fleet growth and renewal program by lifting restrictions on vessel acquisitions and additional indebtedness.

New Credit Facility
In addition to the $460 Million Credit Facility, we also received a commitment for a five-year senior secured credit facility (the “New Credit Facility”) to be led by Crédit Agricole Corporate & Investment Bank with an estimated aggregate principal amount of approximately $107 million. Under the terms of the New Credit Facility, borrowings are to bear interest at LIBOR plus 250 basis points through September 30, 2019 and LIBOR plus a range of 225 to 275 basis point thereafter, dependent upon Genco’s ratio of total net indebtedness to the last twelve months EBITDA.

Our Commercial Strategy Continues to Actively Drive Revenue and Margin Growth

Our strong performance during the second quarter of 2018 was primarily driven by our in-house commercial expertise in designated regions in which we trade our vessels together with identified trade lanes per vessel, our expanded global presence and our active engagement with cargo providers to further grow our network of customers. Overall, our fleet deployment strategy remains weighted towards short-term fixtures which provides optionality in a potentially rising freight rate environment. We believe that our active commercial strategy together with our low-cost structure should continue to increase margins going forward.

Our second quarter of 2018 TCE results by class are listed below. Our TCE performance during the second quarter of 2018 improved by 31% compared to the same period the year before and rose by 5% from the prior quarter.

•	Capesize: $15,162
•	Panamax: $10,209
•	Ultramax, Supramax and Handymax: $10,503
•	Handysize: $8,402
•	Fleet average: $10,964

We currently have the following net TCE fixed for the third quarter of 2018. We note that TCE booked in the third quarter to date has been negatively impacted by the timing of backhaul fixtures from the Pacific to the Atlantic basin for select Capesize vessels as well as positioning of our minor bulk fleet during the early part of the quarter. These backhaul fixtures were concluded to strategically position these vessels to take advantage of anticipated stronger export volumes towards the end of the third quarter and into the fourth quarter in the specific regions. Additionally, we note that existing fixtures on several of our Capesize vessels are due to expire between now and the end of the third quarter and will potentially benefit from the improving drybulk market. We also expect to have several vessels in our minor bulk fleet favorably positioned between now and the end of the quarter.

•	Capesize: $15,794 for 61% of the available Q3 2018 days
•	Panamax: $8,806 for 55% of the available Q3 2018 days
•	Ultramax, Supramax and Handymax: $9,535 for 65% of the available Q3 2018 days
•	Handysize: $7,537 for 57% of the available Q3 2018 days
•	Fleet average: $10,362 for 62% of the available Q3 2018 days

Financial Review: 2018 Second Quarter

The Company recorded a net loss for the second quarter of 2018 of $1.1 million, or $0.03 basic and diluted net loss per share. Comparatively, for the three months ended June 30, 2017, the Company recorded a net loss of $14.5 million, or $0.42 basic and diluted net loss per share.

The Company’s revenues increased to $86.2 million for the three months ended June 30, 2018, nearly double when compared to $45.4 million for the three months ended June 30, 2017. The increase in revenues was primarily due to the employment of vessels on spot market voyage charters as well as higher spot market rates achieved by the majority of our vessels.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $10,964 per day for the three months ended June 30, 2018 as compared to $8,351 for the three months ended June 30, 2017. The increase in TCE was primarily due to higher rates achieved by the majority of the vessels in our fleet during the second quarter of 2018 versus the second quarter of 2017. During the second quarter of 2018, the drybulk freight market strengthened relative to the first quarter with sequential increases in Capesize, Supramax and Handysize average earnings as reported by the Baltic Exchange. Demand for raw materials remains strong as global steel production has increased by 4.6% in the year-to-date led primarily by China and India at growth rates of 6.0% and 5.1%, respectively. On the supply side, net fleet growth remains low at under 2.0% since the end of last year as newbuilding deliveries have fallen significantly.

Total operating expenses were $75.3 million for the three months ended June 30, 2018 compared to $52.6 million for the three months ended June 30, 2017. During the three months ended June 30, 2018, a $0.2 million non-cash impairment charge was recorded in relation to the anticipated sale of the Genco Surprise. During the three months ended June 30, 2017, non-cash charges of $3.3 million and $1.3 million were recorded due to a vessel impairment and a gain on sale of vessel, respectively. Voyage expenses rose to $26.0 million for the three months ended June 30, 2018 versus $1.0 million during the prior year period primarily due to the increased employment of vessels on spot market voyage charters as part of our commercial strategy, in which we incur significantly higher voyage expenses as compared to time charters, spot market-related time charters and pool arrangements. Vessel operating expenses marginally declined to $23.7 million for the three months ended June 30, 2018 compared to $23.9 million for the three months ended June 30, 2017. General and administrative expenses were $6.5 million for the second quarter of 2018 compared to $5.8 million for the second quarter of 2017, primarily due to higher legal expenses due to the $460 Million Credit Facility refinancing and compensation related expenses in connection with the buildout of our commercial platform. This was partially offset by lower nonvested stock amortization expense. Included in general and administrative expenses is nonvested stock amortization expense of $0.6 million and $1.6 million for the second quarter of 2018 and 2017, respectively. Depreciation and amortization expenses decreased to $16.5 million for the three months ended June 30, 2018 from $18.2 million for the three months ended June 30, 2017, primarily due to the revaluation of 15 of our vessels to their respective fair values during the first quarter of 2018 as well as the second and third quarters of 2017.

Daily vessel operating expenses, or DVOE, amounted to $4,344 per vessel per day for the second quarter of 2018, below our budget of $4,440 per vessel per day and compares to $4,333 per vessel per day for the same quarter of 2017. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s views, our DVOE budget for 2018 is $4,440 per vessel per day on a weighted average basis for the entire year for our fleet.

Apostolos Zafolias, Chief Financial Officer, commented, “During the quarter, we continued to generate positive operating cash flow to further strengthen our liquidity position. Furthermore, in support of our growth initiatives, we successfully completed a $116 million common stock offering and closed on the $460 Million Credit Facility, which refinanced our existing indebtedness and was significantly oversubscribed. Following our successful refinancing, we obtained a commitment for a five-year senior secured credit facility with an estimated principal amount of $107 million. We are pleased with the terms of both facilities and our success in reducing the Company’s cost of capital.”

Financial Review: Six Months 2018

The Company recorded a net loss of $56.9 million or $1.62 basic and diluted net loss per share for the six months ended June 30, 2018. This compares to a net loss of $30.1 million or $0.89 basic and diluted net loss per share for the six months ended June 30, 2017. Net loss for the six months ended June 30, 2018 and 2017, includes non-cash vessel impairment charges of $56.6 million and $3.3 million, respectively. Net loss for the six months ended June 30, 2018 also includes a loss on debt extinguishment in the amount of $4.5 million. Net loss for the six months ended June 30, 2017 includes a gain on sale of vessels in the amount of $7.7 million due to the sale of vessels. Revenues increased to $163.1 million for the six months ended June 30, 2018 compared to $83.6 million for the six months ended June 30, 2017. The increase in revenues was primarily due to the employment of vessels on spot market voyage charters as well as higher spot market rates achieved by the majority of our vessels.  Voyage expenses increased to $47.1 million for the six months ended June 30, 2018 from $4.2 million for the same period in 2017.  This increase was primarily due to the employment of vessels on spot market voyage charters during the first half of 2018 as part of our commercial strategy, in which we incur significantly higher voyage expenses as compared to time charters, spot market-related time charters and pool arrangements. TCE rates obtained by the Company increased to $10,716 per day for the six months ended June 30, 2018 from $7,318 per day for the six months ended June 30, 2017, due to higher rates achieved by the majority of the vessels in our fleet. Total operating expenses for the six months ended June 30, 2018 and 2017 were $200.6 million and $99.4 million, respectively. Total operating expenses includes non-cash vessel impairment charges of $56.6 million relating to the revaluation of certain vessels that comprise our fleet renewal plan to their respective fair values for the six months ended June 30, 2018. For the six months ended June 30, 2017, total operating expenses includes non-cash vessel impairment charges totaling $3.3 million and a gain on sale of vessels of $7.7 million. General and administrative expenses for the six months ended June 30, 2018 increased to $11.7 million as compared to $10.7 million for same period of 2017, primarily due to higher legal expenses due to the $460 Million Credit Facility refinancing and compensation related expenses in connection with the buildout of our commercial platform partially offset by lower nonvested stock amortization expense. Daily vessel operating expenses per vessel were $4,373 versus $4,364 in the comparative periods. EBITDA for the six months ended June 30, 2018 amounted to $(8.7) million compared to $20.4 million during the prior period. During the first six months of 2018 and 2017, EBITDA included non-cash impairment charges, loss on debt extinguishment and gains on sale of vessels as mentioned above. Excluding these non-cash charges, our adjusted EBTIDA would have amounted to $52.4 million and $16.1 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the six months ended June 30, 2018 was $25.0 million as compared to net cash used in operating activities for the six months ended June 30, 2017 of $1.2 million.  Included in the net loss during the six months ended June 30, 2018 were $56.6 million of non-cash impairment charges, as well as a $4.5 million loss on the extinguishment of debt and a $5.3 million payment on the $400 Million Credit Facility. Included in the net loss during the six months ended June 30, 2017 was a gain on sale of vessels in the amount of $7.7 million due to the sale of five vessels and paid in kind interest incurred of $3.0 million related to the $400 Million Credit Facility. Depreciation and amortization expense for the six months ended June 30, 2018 decreased by $3.0 million primarily due to the revaluation of six of our vessels that were written down to their estimated fair market value during the second and third quarters of 2017, as well as the revaluation of an additional nine of our vessels that were written down to their estimated fair market value during the first quarter of 2018.  Additionally, the fluctuation in inventories decreased by $7.9 million due to additional fuel inventory for our vessels as the result of the employment of our vessels on spot market voyage charters. There was also a $6.1 million decrease in the fluctuation in due from charterers due to the timing of payments received from charterers.  These decreases were partially offset by a $3.8 million decrease in deferred drydocking costs incurred because there were less vessels that completed drydocking during the six months ended June 30, 2018 as compared to the same period during 2017.  Lastly, there was an increase in the fluctuation in accounts payable and accrued expenses of $3.7 million and an increase in the fluctuation in prepaid expenses and other current assets of $4.9 million due to the timing of payments.

Net cash provided by investing activities was $1.9 million during the six months ended June 30, 2018 as compared to $15.8 million during the six months ended June 30, 2017.  The decrease is primarily due to $15.5 million proceeds from the sale of five vessels during the six months ended June 20, 2017 as compared to no vessels sold during the six months ended June 30, 2018.  This decrease was partially offset by a $2.5 million increase in the insurance proceeds received for hull and machinery claims primarily due to the receipt of the remaining settlement of the main engine repair claim for the Genco Tiger during the six months ended June 30, 2018.

Net cash provided by financing activities during the six months ended June 30, 2018 was $38.5 million as compared to net cash used in financing activities of $2.7 million during the six months ended June 30, 2017.  Net cash provided by financing activities of $38.5 million for the six months ended June 30, 2018 consisted primarily of the $460.0 million drawdown on the $460 Million Credit Facility and the net proceeds from the issuance of common stock on June 19, 2018 of $110.2 million partially offset by the following:  $399.6 million repayment of debt under the $400 Million Credit Facility; $93.9 million repayment of debt under the $98 Million Credit

Facility; $25.5 million repayment of debt under the 2014 Term Loan Facilities; $9.7 million payment of deferred financing costs; and $3.0 million payment of debt extinguishment costs.  On June 5, 2018, the $460 Million Credit Facility refinanced the following three existing credit facilities; the $400 Million Credit Facility, the $98 Million Credit Facility and the 2014 Term Loan Facilities.  Net cash used in financing activities of $2.7 million for the six months ended June 30, 2017 consisted of the following: $1.4 million repayment of debt under the 2014 Term Loan Facilities; $1.1 million payment of Series A Preferred Stock issuance costs; and $0.2 million repayment of debt under the $400 Million Credit Facility.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of June 30, 2018, we had remaining installment payment obligations for the agreed upon acquisitions of vessels aggregating $238.3 million. We anticipate making these payments in the third quarter of 2018 using a combination of cash on hand and commercial bank financing as previously described.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We did not drydock any of our vessels during the second quarter of 2018. We currently have two of our vessels scheduled to drydock during the remainder of 2018.

We estimate our capital expenditures related to drydocking for our fleet through 2018 to be:

	Q3 2018	Q4 2018
Estimated Costs (1)	$0.9 million	$1.5 million
Estimated Offhire Days (2)	20	20

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash from operations. These costs do not include drydock expense items that are reflected in vessel operating expenses. Included are estimated costs associated with the installation of ballast water treatment systems. Estimated costs presented include approximately $1.5 million of costs associated with vessels that could potentially be sold based on our fleet renewal program.

(2) Actual length will vary based on the condition of the vessel, yard schedules and other factors. Estimated offhire presented includes approximately 20 days associated with vessels that could potentially be sold based on our fleet renewal program.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$86,157	$45,370	$163,073	$83,619
Total revenues	86,157	45,370	163,073	83,619

Operating expenses:
Voyage expenses	25,983	951	47,075	4,192
Vessel operating expenses	23,720	23,852	47,487	48,736
Charter hire expenses	509	-	509	-
General and administrative expenses (inclusive of nonvested stock amortization expense of $0.6 million, $1.6 million, $1.1 million and $2.3 million, respectively)	6,510	5,752	11,727	10,661
Technical management fees	1,950	1,871	3,898	3,852
Depreciation and amortization	16,450	18,185	33,336	36,358
Impairment of vessel assets	184	3,339	56,586	3,339
Gain on sale of vessels	-	(1,343)	-	(7,712)
Total operating expenses	75,306	52,607	200,618	99,426

Operating income (loss)	10,851	(7,237)	(37,545)	(15,807)

Other (expense) income:
Other income (expense)	144	(50)	59	(115)
Interest income	887	338	1,681	512
Interest expense	(8,469)	(7,564)	(16,593)	(14,702)
Loss on debt extinguishment	(4,533)	-	(4,533)	-
Other expense	(11,971)	(7,276)	(19,386)	(14,305)

Loss before income taxes	(1,120)	(14,513)	(56,931)	(30,112)
Income tax expense	-	-	-	-

Net loss	$(1,120)	$(14,513)	$(56,931)	$(30,112)

Net loss per share - basic	$(0.03)	$(0.42)	$(1.62)	$(0.89)

Net loss per share - diluted	$(0.03)	$(0.42)	$(1.62)	$(0.89)

Weighted average common shares outstanding – basic	35,516,058	34,430,766	35,049,615	33,965,835

Weighted average common shares outstanding - diluted	35,516,058	34,430,766	35,049,615	33,965,835

	June 30, 2018	December 31, 2017
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$269,996	$174,479
Restricted cash	-	7,234
Due from charterers, net	14,408	12,855
Prepaid expenses and other current assets	7,371	7,338
Inventories	23,064	15,333
Vessels held for sale	7,443	-
Total current assets	322,282	217,239

Noncurrent assets:
Vessels, net of accumulated depreciation of $213,771 and $213,431, respectively	1,172,246	$1,265,577
Deposits on vessels	885	-
Deferred drydock, net	11,123	13,382
Fixed assets, net	1,247	1,014
Other noncurrent assets	-	514
Restricted cash	315	23,233
Total noncurrent assets	1,185,816	1,303,720

Total assets	$1,508,098	$1,520,959

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$26,392	23,230
Current portion of long-term debt	45,000	24,497
Deferred revenue	6,399	4,722
Total current liabilities	77,791	52,449

Noncurrent liabilities
Long-term lease obligations	3,127	2,588
Long-term debt, net of deferred financing costs of $16,063 and $9,032, respectively	398,937	490,895
Total noncurrent liabilities	402,064	493,483

Total liabilities	479,855	545,932

Commitments and contingencies

Equity:
Common stock	415	345
Additional paid-in capital	1,739,091	1,628,355
Retained deficit	(711,263)	(653,673)
Total equity	1,028,243	975,027
Total liabilities and equity	$1,508,098	$1,520,959

	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net loss	$(56,931)	$(30,112)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	33,336	36,358
Amortization of deferred financing costs	1,239	1,153
PIK interest, net	-	3,028
Payment of PIK interest	(5,341)	-
Amortization of nonvested stock compensation expense	1,131	2,281
Impairment of vessel assets	56,586	3,339
Gain on sale of vessels	-	(7,712)
Loss on debt extinguishment	4,533	-
Insurance proceeds for protection and indemnity claims	187	269
Insurance proceeds for loss of hire claims	58	21
Change in assets and liabilities:
(Increase) decrease in due from charterers	(2,201)	3,940
Increase in prepaid expenses and other current assets	(2,910)	(7,762)
(Increase) decrease in inventories	(7,731)	205
Decrease in other noncurrent assets	514	-
Increase (decrease) in accounts payable and accrued expenses	2,284	(1,406)
Increase in deferred revenue	1,185	160
Increase in lease obligations	539	360
Deferred drydock costs incurred	(1,459)	(5,291)
Net cash provided by (used in) operating activities	25,019	(1,169)

Cash flows from investing activities
Purchase of vessels, including deposits	(747)	(252)
Purchase of other fixed assets	(491)	(65)
Net proceeds from sale of vessels	-	15,513
Insurance proceeds for hull and machinery claims	3,107	584
Net cash provided by investing activities	1,869	15,780

Cash flows from financing activities
Proceeds from the $460 Million Credit Facility	460,000	-
Repayments on the $400 Million Credit Facility	(399,600)	(200)
Repayments on the $98 Million Credit Facility	(93,939)	-
Repayments on the 2014 term Loan Facilities	(25,544)	(1,381)
Payment of debt extinguishment costs	(2,962)	-
Proceeds from issuance of common stock	110,249	-
Payment of common stock issuance costs	(48)	-
Payment of Series A Preferred Stock issuance costs	-	(1,103)
Payment of deferred financing costs	(9,679)	-
Net cash provided by (used in) financing activities	38,477	(2,684)

Net increase in cash, cash equivalents and restricted cash	65,365	11,927

Cash, cash equivalents and restricted cash at beginning of period	204,946	169,068
Cash, cash equivalents and restricted cash at end of period	$270,311	$180,995

Three Months Ended June 30, 2018
Adjusted Net Income Reconciliation	(unaudited)
Net loss	$(1,120)
+ Impairment of vessel assets	184
+ Loss on debt extinguishment	4,533
Adjusted net income	$3,597

Adjusted net earnings per share - basic	$0.10
Adjusted net earnings per share - diluted	$0.10

Weighted average common shares outstanding - basic	35,516,058
Weighted average common shares outstanding - diluted	35,758,969

Weighted average common shares outstanding - diluted as per financial statements	35,516,058
Dilutive effect of stock options	69,952
Dilutive effect of restricted stock awards	172,959
Weighted average common shares outstanding - diluted as adjusted	35,758,969

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
	(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)		(unaudited)
Net loss	$(1,120)	$(14,513)	$(56,931)	$(30,112)
+ Net interest expense	7,582	7,226	14,912	14,190
+ Income tax (benefit) expense	-	-	-	-
+ Depreciation and amortization	16,450	18,185	33,336	36,358
EBITDA(1)	$22,912	$10,898	$(8,683)	$20,436

+ Impairment of vessel assets	184	3,339	56,586	3,339
- Gain on sale of vessels	-	(1,343)	-	(7,712)
+ Loss on debt extinguishment	4,533	-	4,533	-
Adjusted EBITDA	$27,629	$12,894	$52,436	$16,063

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	60	60	60	60
Average number of vessels (2)	60.0	60.5	60.0	61.7
Total ownership days for fleet (3)	5,460	5,505	10,860	11,167
Total chartered-in days (4)	49	-	49	-
Total available days for fleet (5)	5,492	5,319	10,826	10,853
Total available days for owned fleet (6)	5,442	5,319	10,777	10,853
Total operating days for fleet (7)	5,422	5,204	10,699	10,705
Fleet utilization (8)	98.4%	96.7%	98.5%	97.9%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$10,964	$8,351	$10,716	$7,318
Daily vessel operating expenses per vessel (10)	4,344	4,333	4,373	4,364

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,183.0	1,183.0	2,353.0	2,353.0
Panamax	546.0	546.0	1,086.0	1,086.0
Ultramax	364.0	364.0	724.0	724.0
Supramax	1,911.0	1,911.0	3,801.0	3,801.0
Handymax	91.0	136.2	181.0	448.8
Handysize	1,365.0	1,365.0	2,715.0	2,754.6
Total	5,460.0	5,505.2	10,860.0	11,167.4

Chartered-in days
Capesize	-	-	-	-
Panamax	-	-	-	-
Ultramax	-	-	-	-
Supramax	49.4	-	49.4	-
Handymax	-	-	-	-
Handysize	-	-	-	-
Total	49.4	-	49.4	-

Available days (owned & chartered-in fleet)
Capesize	1,182.2	1,133.5	2,319.9	2,260.5
Panamax	546.0	455.1	1,086.0	966.7
Ultramax	364.0	363.4	723.7	723.4
Supramax	1,957.6	1,899.0	3,846.8	3,763.7
Handymax	89.4	122.5	171.0	428.6
Handysize	1,352.4	1,345.3	2,679.0	2,710.4
Total	5,491.6	5,318.8	10,826.4	10,853.4

Available days (owned fleet)
Capesize	1,182.2	1,133.5	2,319.9	2,260.5
Panamax	546.0	455.1	1,086.0	966.7
Ultramax	364.0	363.4	723.7	723.4
Supramax	1,908.2	1,899.0	3,797.4	3,763.7
Handymax	89.4	122.5	171.0	428.6
Handysize	1,352.4	1,345.3	2,679.0	2,710.4
Total	5,442.2	5,318.8	10,777.0	10,853.4

Operating days
Capesize	1,182.1	1,044.0	2,319.9	2,164.9
Panamax	541.5	453.5	1,076.0	961.6
Ultramax	361.4	359.4	705.2	719.4
Supramax	1,929.9	1,891.3	3,798.4	3,747.4
Handymax	87.3	110.0	168.8	407.7
Handysize	1,319.5	1,345.3	2,630.5	2,704.1
Total	5,421.6	5,203.5	10,698.8	10,705.1

Fleet utilization
Capesize	99.9%	89.7%	99.6%	94.3%
Panamax	99.2%	97.4%	99.1%	97.8%
Ultramax	99.3%	98.7%	97.4%	99.4%
Supramax	98.4%	99.3%	98.7%	99.3%
Handymax	95.9%	80.8%	93.3%	90.8%
Handysize	96.7%	99.8%	97.7%	99.6%
Fleet average	98.4%	96.7%	98.5%	97.9%

Average Daily Results:
Time Charter Equivalent
Capesize	$15,162	$11,833	$14,464	$9,430
Panamax	10,209	5,186	9,601	6,413
Ultramax	11,277	8,369	11,087	7,984
Supramax	10,364	7,677	10,166	6,668
Handymax	10,337	9,140	10,437	7,207
Handysize	8,402	7,364	8,620	6,622
Fleet average	10,964	8,351	10,716	7,318

Daily vessel operating expenses
Capesize	$4,631	$4,725	$4,666	$4,672
Panamax	4,007	4,460	4,199	4,545
Ultramax	4,249	4,457	4,292	4,395
Supramax	4,351	4,330	4,385	4,415
Handymax	5,161	4,172	5,564	4,269
Handysize	4,192	3,928	4,113	3,967
Fleet average	4,344	4,333	4,373	4,364

1)
EBITDA represents net loss plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days, which Genco has recently updated and incorporated in the table above to better demonstrate the manner in which Genco evaluates its business, as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Amounts for available days in the table above for the periods ended June 30, 2017 have been adjusted for our updated method of calculating available days.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues. Amounts for operating days in the table above for the periods ended June 30, 2017 have been adjusted for our updated method of calculating available days.

8)
We calculate fleet utilization, which Genco has recently updated and incorporated in the table above to better demonstrate the manner in which Genco evaluates its business, as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days. Amounts for fleet utilization in the table above for the periods ended June 30, 2017 have been adjusted for our updated method of calculating fleet utilization.

9)
We define TCE rates as our voyage revenues less voyage expenses and charter hire expenses, divided by the number of the available days of our owned fleet during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Six Months Ended June 30, 2018	Six Months Ended June 30, 2017
Total Fleet	(unaudited)		(unaudited)
Voyage revenues (in thousands)	$86,157	$45,370	$163,073	$83,619
Voyage expenses (in thousands)	25,983	951	47,075	4,192
Charter hire expenses (in thousands)	509	-	509	-
	59,665	44,419	115,489	79,427

Total available days for owned fleet	5,442	5,319	10,777	10,853
Total TCE rate	$10,964	$8,351	$10,716	$7,318

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Debt Overview

Debt outstanding as of June 30, 2018, gross of unamortized debt issuance costs and inclusive of the current portion of long-term debt, amounted to $460.0 million. On June 5, 2018, we closed the previously announced $460 Million Credit Facility in which proceeds were used, together with cash on hand, to refinance all of the Company’s existing credit facilities into one facility.

	June 30, 2018	December 31, 2017
Long-term debt, net consists of the following:

Principal amount	$460,000	$519,083
PIK interest	-	5,341
Less: Unamortized debt issuance costs	(16,063)	(9,032)
Less: Current portion	(45,000)	(24,497)
Long-term debt, net	$398,937	$490,895

	June 30, 2018		December 31, 2017
	Principal	Unamortized Debt Issuance Cost	Principal	Unamortized Debt Issuance Cost

$460 Million Credit Facility	$460,000	$16,063	$-	$-
$400 Million Credit Facility	-	-	399,600	6,332
$98 Million Credit Facility	-	-	93,939	1,370
2014 Term Loan Facilities	-	-	25,544	1,330
PIK interest	-	-	5,341	-
	$460,000	$16,063	$524,424	$9,032

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of August 8, 2018, Genco Shipping & Trading Limited’s fleet consists of 13 Capesize, five Panamax, five Ultramax, 21 Supramax, one Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,677,000 dwt. Following the acquisition of the remaining five vessels we have agreed to acquire as well as the sale of three 1990s-built vessels previously described, our fleet will consist of 17 Capesize, five Panamax, six Ultramax, 21 Supramax, one Handymax and 13 Handysize vessels with a carrying capacity of 5,400,000 dwt.

Our current fleet contains 14 groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of August 8, 2018, the average age of our current 60 vessel fleet was 10.1 years. Following the sale and purchase of the previously mentioned vessels, the average age of our fleet will be 9.2 years.

The following table reflects Genco’s fleet list as of August 8, 2018:

	Vessel	DWT	Year Built
Capesize
1	Genco Constantine	180,183	2008
2	Genco Augustus	180,151	2007
3	Baltic Lion	179,185	2012
4	Genco Tiger	179,185	2011
5	Genco London	177,833	2007
6	Baltic Wolf	177,752	2010
7	Genco Titus	177,729	2007
8	Baltic Bear	177,717	2010
9	Genco Tiberius	175,874	2007
10	Genco Commodus	169,098	2009
11	Genco Hadrian	169,025	2008
12	Genco Maximus	169,025	2009
13	Genco Claudius	169,001	2010
Panamax
1	Genco Thunder	76,588	2007
2	Genco Raptor	76,499	2007
3	Genco Beauty	73,941	1999
4	Genco Vigour	73,941	1999
5	Genco Knight	73,941	1999
Ultramax
1	Baltic Hornet	63,574	2014
2	Baltic Mantis	63,470	2015
3	Baltic Scorpion	63,462	2015
4	Baltic Wasp	63,389	2015
5	Genco Weatherly	61,556	2014

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Aquitaine	57,981	2009
6	Genco Brittany	58,018	2010
7	Genco Languedoc	58,018	2010
8	Genco Pyrenees	58,018	2010
9	Genco Bourgogne	58,018	2010
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Provence	55,317	2004
13	Genco Picardy	55,257	2005
14	Genco Cavalier	53,617	2007
15	Baltic Cougar	53,432	2009
16	Genco Loire	53,430	2009
17	Genco Normandy	53,596	2007
18	Genco Lorraine	53,417	2009
19	Baltic Panther	53,351	2009
20	Baltic Leopard	53,447	2009
21	Baltic Jaguar	53,474	2009
Handymax
1	Genco Muse	48,913	2001
Handysize
1	Genco Spirit	34,432	2011
2	Genco Mare	34,428	2011
3	Genco Ocean	34,409	2010
4	Baltic Wind	34,409	2009
5	Baltic Cove	34,403	2010
6	Genco Avra	34,391	2011
7	Baltic Breeze	34,386	2010
8	Genco Bay	34,296	2010
9	Baltic Hare	31,887	2009
10	Baltic Fox	31,883	2010
11	Genco Challenger	28,428	2003
12	Genco Charger	28,398	2005
13	Genco Champion	28,445	2006
14	Genco Progress	29,952	1999
15	Genco Explorer	29,952	1999

Vessels To Be Acquired
	Vessel	DWT	Year Built
Capesize
1	Genco Endeavour	180,000	2015
2	Genco Resolute	180,000	2015
3	Genco Defender	180,000	2016
4	Genco Liberty	180,000	2016
Ultramax
1	Genco Columbia	60,000	2016

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. As of August 8, 2018, Genco Shipping & Trading Limited’s fleet consists of 13 Capesize, five Panamax, five Ultramax, 21 Supramax, one Handymax and 15 Handysize vessels with an aggregate capacity of approximately 4,677,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, August 9, 2018 at 8:30 a.m. Eastern Time to discuss its 2018 second quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (334) 323-0522 or (877) 260-1479 and enter passcode 4282601. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 4282601. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) the completion of definitive documentation and fulfillment of conditions precedent under the New Credit Facility; (xviii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and its subsequent reports on Form 10-Q and Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550